EXHIBIT 10.8

                             PROUROCARE MEDICAL INC.

                               AMENDMENT NO. 1 TO

                                 2002 STOCK PLAN


      THIS AMENDMENT NO. 1 TO THE 2002 STOCK PLAN (the "Amendment"), dated as of February 15, 2005, amends the 2002 Stock Plan (the "Plan") of ProUroCare Medical Inc. (the "Company"), originally adopted by ProUroCare Inc., a Minnesota corporation, and subsequently adopted by the Company after its acquisition of ProUroCare Inc. The Company has adopted this Amendment to provide for expanded means of exercising and transferring options granted hereunder. Except as otherwise explicitly set forth herein, all provisions of the Plan shall remain in full force and effect. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Plan.

      NOW, THEREFORE, the Plan is amended as follows:

      1. Section 6.4 of the Plan is hereby amended to read in its entirety as follows:

      6.4. Manner of Exercise. Subject to the conditions contained in this Plan and in the agreement with the recipient evidencing such option, a stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased and accompanied by the full purchase price for such shares. The exercise price shall be payable:
(a) in United States dollars upon exercise of the option and may be paid by cash, uncertified or certified check, or bank draft; (b) at the discretion of the Committee, by delivery of shares of Common Stock already owned by the participant in payment of all or any part of the exercise price, which shares shall be valued for this purpose at the Fair Market Value of the Common Stock on the date such option is exercised; or (c) at the discretion of the Committee, by instructing the Company to withhold from the shares of Common Stock issuable upon exercise of the stock option shares of Common Stock in payment of all or any part of the exercise price and/or any related withholding-tax obligations, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Committee. Any shares of Common Stock delivered by a participant pursuant to clause (b) above, must have been held by the participant for a period of not less than six (6) months prior to the exercise of the option, unless otherwise determined by the Committee. Prior to the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a stockholder with respect to the shares of Common Stock issuable under such stock option. Except as otherwise provided in the Plan, no adjustment will be made for dividends or distributions declared as of a record date preceding the date on which a participant becomes the holder of record of shares of Common Stock acquired upon exercise of a stock option, except as the Committee may determine in its sole discretion.

      2. This Amendment shall become effective as of February 15, 2005, the date of its adoption by the Company's board of directors.

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      IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by the undersigned officer, as evidence of the adoption and approval hereof by the Company's board of directors on February 15, 2005.



                                   PROUROCARE MEDICAL INC.



                                   /s/ Michael P. Grossman
                                   --------------------------------------------
                                   MICHAEL P. GROSSMAN, Chief Executive Officer



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